Exhibit 10.2
DIVERSEY HOLDINGS, INC.
SERIES A PREFERRED STOCK PURCHASE AGREEMENT
     This Series A Preferred Stock Purchase Agreement (this “Agreement”) is made and entered into as of October 3, 2011, by and among Diversey Holdings, Inc., a Delaware corporation (the “Company”), Sealed Air Corporation, a Delaware corporation (the “Purchaser”) and Solution Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Purchaser (“Merger Sub”).
Recitals
     Whereas, the Company, Purchaser and Merger Sub are parties to that certain Agreement and Plan of Merger, dated as of May 31, 2011 (the “Merger Agreement”);
     Whereas, certain capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement;
     Whereas, Purchaser has requested that the Company facilitate the retirement of the Existing Notes in a manner not contemplated by the Merger Agreement;
     Whereas, in connection with such retirement of the Existing Notes, Purchaser has requested that the Company issue and sell one or more shares of preferred stock of the Company to Purchaser;
     Whereas, the parties wish to amend the Merger Agreement as provided herein in connection with such issuance and sale of preferred stock;
     Whereas, as a material inducement to the Company’s willingness to enter into this Agreement, Purchaser has agreed to waive certain rights under the Merger Agreement, as provided in Section 7.2 hereof;
     Whereas, the Company has authorized the issuance and sale of 26,290 shares of its Series A Preferred Stock (the “Shares”) to Purchaser on the terms and subject to the conditions set forth herein;
     Whereas, Purchaser desires to purchase the Shares on the terms and subject to the conditions set forth herein; and
     Whereas, the Company desires to issue and sell the Shares to Purchaser on the terms and subject to the conditions set forth herein.
Agreement
     Now, Therefore, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Agreement To Sell And Purchase.
          1.1 Authorization of Shares. The Company has authorized the sale and issuance to Purchaser of the Shares (the “Preferred Stock Issuance”). The Shares shall have the rights, preferences, privileges and restrictions set forth in the certificate of designations attached hereto as Exhibit A (the “Certificate of Designations”).
          1.2 Sale and Purchase. Subject to the terms and conditions hereof, at the Share Purchase Closing (as hereinafter defined), the Company hereby agrees to issue and sell to Purchaser, and Purchaser agrees to purchase from the Company, the Shares, at a purchase price of $10,000.00 per Share.
     2. Share Purchase Closing, Delivery And Payment.
          2.1 Share Purchase Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the sale and purchase of the Shares under this Agreement (the “Share Purchase Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017 or at such other place as the Company and Purchaser mutually agree in writing, at 8:00 a.m. local time, on the date of the closing of the Merger, or at such other time or date as the Company and Purchaser may mutually agree in writing (the date on which the Share Purchase Closing occurs pursuant to this Section 2.1, the “Share Purchase Closing Date, ” and the date and time at which the Share Purchase Closing occurs pursuant to this Section 2.1, the “Issuance Time”).
          2.2 Delivery. At the Share Purchase Closing, subject to the terms and conditions hereof, the Company will deliver to Purchaser a certificate representing the Shares to be purchased at the Share Purchase Closing by Purchaser, against payment of the purchase price therefor by wire transfer of immediately available funds to an account or accounts designated by the Company at least two business days prior to the Share Purchase Closing Date.
     3. Representations And Warranties Of The Company.
          The Company hereby represents and warrants to Purchaser as follows:
          3.1 Authorization, Execution and Enforceability. Subject to the filing by the Company of the Certificate of Designations with the Secretary of State of the State of Delaware, the Company has all requisite corporate power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. Subject to the filing of the Certificate of Designations with the Secretary of State of the State of Delaware, the execution, delivery and performance of this Agreement have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Purchaser, this Agreement is a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally.
          3.2 Shares. The Shares, when issued, sold and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable.
     4. Representations And Warranties Of Purchaser And Merger Sub.
          Purchaser and Merger Sub hereby represent and warrant to the Company as follows:
          4.1 Authorization, Execution and Enforceability. Purchaser and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been duly authorized by all requisite corporate action on the part of Purchaser and Merger Sub. This Agreement has been duly executed and delivered by Purchaser and Merger Sub and, assuming due authorization, execution and delivery by the Company, this Agreement is a legal, valid and binding obligation of Purchaser and Merger Sub, enforceable against each of Purchaser and Merger Sub in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally.
          4.2 Investment Representations.
               (a) No Registration. Purchaser understands that the Shares have not been registered under the Securities Act. Purchaser also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Purchaser’s representations contained in the Agreement.
               (b) Purchaser Bears Economic Risk. Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Purchaser must bear the economic risk of this investment indefinitely unless the Shares are registered pursuant to the Securities Act, or an exemption from registration is available. Purchaser understands that the Company has no present intention of registering the Shares. Purchaser also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Purchaser to transfer all or any portion of the Shares, in the amounts or at the times Purchaser might propose.
               (c) Acquisition for Own Account. Purchaser is acquiring the Shares for Purchaser’s own account for investment only, and not with a view towards their distribution.
               (d) Purchaser Can Protect Its Interest. Purchaser represents that by reason of its, or of its management’s, business or financial experience, Purchaser has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement.

               (e) Accredited Investor. Purchaser represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.
               (f) Company Information. Purchaser has had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company’s operations and facilities. Purchaser has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions of this investment.
               (g) Rule 144. Purchaser acknowledges and agrees that the Shares will upon issuance be “restricted securities” as defined in Rule 144 promulgated under the Securities Act as in effect from time to time and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser has been advised or is aware of the provisions of Rule 144, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.
          4.3 Transfer Restrictions. Purchaser acknowledges and agrees that the Shares are subject to restrictions on transfer as set forth in Section 7.1 of this Agreement.
          4.4 Bank Side Letter. Attached as Exhibit B hereto is an accurate and complete copy of a letter agreement (the “Bank Side Letter”) between each of the Commitment Parties (as defined in the Debt Commitment Letters) and Purchaser. The Bank Side Letter has been duly executed and delivered by, and is a legal, valid and binding obligation of Purchaser, and to the Knowledge of Purchaser, all other parties thereto. The Bank Side Letter is in full force and effect and has not been withdrawn or terminated or otherwise amended or modified in any respect.
          4.5 Consent Under Section 5.1 of Merger Agreement. Attached as Exhibit C hereto is an accurate and complete copy of the written consent executed by Purchaser (the “Purchaser Consent”), pursuant to which, for all purposes under the Merger Agreement, including, without limitation, Section 5.1 thereof, Purchaser has consented to, among other things, the consummation by the Company of the transactions contemplated hereby. The Purchaser Consent has not been withdrawn or terminated or otherwise amended or modified in any respect.
     5. Conditions To Share Purchase Closing.
          5.1 Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the Share Purchase Closing and purchase the Shares are subject to the fulfillment, at or before the Share Purchase Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole and absolute discretion):
               (a) Representations and Warranties True; Performance of Obligations. The representations and warranties made by the Company in Section 3 hereof shall be true and correct in all material respects as of the Issuance Time with the same force and effect as if they had been made as of the Issuance Time, and the Company shall have performed all obligations and conditions herein required to be performed or observed by it at or prior to the Issuance Time.
               (b) Legal Investment. At the Issuance Time, the sale and issuance of the Shares shall be legally permitted by all laws and regulations to which Purchaser and the Company are subject.
               (c) Filing of Certificate of Designations. The Company shall have filed the Certificate of Designations with the Secretary of State of the State of Delaware, which Certificate of Designations shall be consistent in all material respects with the rights, preferences, privileges and restrictions set forth in the Preferred Stock Term Sheet, and such Certificate of Designations shall continue to be in full force and effect as of the Issuance Time.
               (d) No Injunctions; No Illegality. No injunction or other Order issued by any Governmental Authority of competent jurisdiction preventing the consummation of the transactions contemplated hereby shall be in effect. No applicable Law shall have been enacted, entered, enforced, issued or put in effect that prohibits or makes illegal the consummation of the transactions contemplated hereby.
          5.2 Conditions to Obligations of the Company. The obligations of the Company to consummate the Share Purchase Closing and issue and sell the Shares are subject to the fulfillment, at or before the Share Purchase Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Company in its sole and absolute discretion):
               (a) Representations and Warranties True; Performance of Obligations. The representations and warranties made by Purchaser and Merger Sub in Section 4 hereof shall be true and correct in all material respects as of the Issuance Time with the same force and effect as if they had been made as of the Issuance Time, and each of Purchaser and Merger Sub shall have performed all obligations and conditions herein required to be performed or observed by it at or prior to the Issuance Time.
               (b) Bank Side Letter. The Bank Side Letter shall continue to be in full force and effect, and none of Purchaser, Merger Sub or any other party thereto shall be in breach or default of any of its respective obligations or shall have made any untrue representation or warranty thereunder.
               (c) Purchaser Consent. The Purchaser Consent shall continue to be in full force and effect.
               (d) No Injunctions; No Illegality. No injunction or other Order issued by any Governmental Authority of competent jurisdiction preventing the consummation of the transactions contemplated hereby shall be in effect. No applicable Law shall have been enacted, entered, enforced, issued or put in effect that prohibits or makes illegal the consummation of the transactions contemplated hereby.

     6. Termination
          6.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:
               (a) at any time on or after October 4, 2011 if the Effective Time has not occurred prior thereto by the Company in its sole and absolute discretion; or
               (b) by Purchaser, upon written notice to the Company, if (i) the Merger Agreement is terminated or (ii) if (A) there shall be any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or (B) any injunction or other Order issued by any Governmental Authority of competent jurisdiction preventing the consummation of the transactions contemplated hereby shall have become final and nonappealable.
          6.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 6.1, this Agreement shall forthwith become null and void and the obligations of the parties hereunder shall terminate; provided that Purchaser shall indemnify and hold harmless the Company, the Dish Subsidiaries, the Dish Stockholders, the holder of the Unilever Warrant, the Affiliates of the foregoing Persons and the respective officers, advisors, partners, members, stockholders and Representatives of the foregoing Persons (including, without limitation, the Company, the Dish Subsidiaries, the Dish Stockholders, the holder of the Unilever Warrant and such Affiliates) from and against any and all Losses suffered or incurred by any of them of any type in connection with such termination; provided further that no party shall be relieved from any liability for fraud or for any willful breach of this Agreement occurring prior to such termination.
     7. Covenants and Agreements.
          7.1 Restriction on Transfer of Shares. Prior to the Effective Time, Purchaser shall not, directly or indirectly, sell, transfer, encumber, assign, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly, any interest in the Shares.
          7.2 Waiver of Certain Rights Under the Merger Agreement.
               (a) Purchaser and Merger Sub hereby irrevocably and unconditionally waive, effective from and after the Issuance Time, (a) the conditions to Purchaser’s obligations to consummate the Merger set forth in Section 6.1 and Section 6.2 of the Merger Agreement, (b) any right of Purchaser to terminate the Merger Agreement pursuant to Section 7.1 thereof or otherwise and (c) any right of Purchaser under Section 7.3 of the Merger Agreement to pay the Soap Termination Fee as the sole and exclusive remedy of the Company and the Dish Stockholders against Purchaser or any of its current, former or future Affiliates and representatives and the Lenders for any Losses suffered in connection with the Merger Agreement or the transactions contemplated thereby. Purchaser and Merger Sub acknowledge and agree that if the Company terminates the Merger Agreement pursuant to Section 7.1(b) of the Merger Agreement, and in connection with such termination Purchaser pays or is required to pay the Soap Termination Fee pursuant to Section 7.3 of the Merger Agreement, then, notwithstanding the exception referring to Section 7.3 in the proviso in Section 7.2 of the Merger Agreement, and irrespective of whether the Company receives full, partial or no payment of the Soap Termination Fee and the other amounts referenced in the second sentence of Section 7.3(a) of the Merger Agreement, Purchaser and Merger Sub shall not be relieved from any liabilities or damages as a result of the failure of the Closing to occur (which shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s stockholders (taking into consideration relevant matters, including, without limitation, other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party).
               (b) Notwithstanding anything to the contrary set forth in Section 1.2 of the Merger Agreement, the Company, Purchaser and Merger Sub agree that, if the Preferred Stock Issuance is consummated, the closing of the Merger shall take place on the Share Purchase Closing Date, regardless of whether the Marketing Period has ended as of such date. Purchaser and Merger Sub hereby irrevocably and unconditionally waive, effective from and after the Issuance Time, any right to make any written request pursuant to, and any failure by the Company to perform or comply with its agreements, covenants and obligations under, Section 5.18(b) or Section 5.18(c) of the Merger Agreement in connection with the Existing Notes or the indentures governing the Existing Notes, and Purchaser and Merger Sub agree not to make any such request.
               (c) Notwithstanding anything to the contrary in the Merger Agreement, Purchaser shall cause Simpson Thacher & Bartlett LLP or other outside counsel of Purchaser reasonably acceptable to the Company (and the Company shall be under no obligation to cause its counsel) to provide such legal opinions as may be reasonably required by the trustee to be delivered to the trustee under the indentures governing the Existing Notes in connection with any defeasance and/or satisfaction and/or discharge and/or redemption (including, without limitation, any notice of redemption) of, or under the indentures governing the Existing Notes, or otherwise.
          7.3 Bank Side Letter. Purchaser will not amend, replace, supplement or otherwise modify (or permit the amendment, replacement, supplementation or other modification of), or waive any of its rights under, the Bank Side Letter.
          7.4 Indemnification. Without limitation as to the obligations of Purchaser and Merger Sub under the Merger Agreement, including, without limitation, Section 5.18(d) thereof, Purchaser shall indemnify and hold harmless the Company, the Dish Subsidiaries, the Dish Stockholders, the holder of the Unilever Warrant, the Affiliates of the foregoing Persons and the respective officers, advisors, partners, members, stockholders and Representatives of the foregoing Persons (including, without limitation, the Company, the Dish Subsidiaries, the Dish Stockholders, the holder of the Unilever Warrant and such Affiliates) from and against any and all Losses suffered or incurred by any of them of any type in connection with (a) any defeasance and/or satisfaction and/or discharge and/or redemption (including, without limitation, any notice of redemption) of, or under the indentures governing, the Existing Notes, (b) the transactions contemplated by this Agreement, (c) any inaccuracy or breach of any representation or warranty of Purchaser or Merger Sub contained in this Agreement or (d) any nonfulfillment or failure to perform any covenant or agreement on the part of Purchaser or Merger Sub contained in this Agreement.

          7.5 Capital Contribution. If the Preferred Stock Issuance occurs, prior to the Effective Time, the Company shall make a cash contribution of $156,910,000.00 of the proceeds from the Preferred Stock Issuance to DI as a contribution to capital in respect of the shares of DI’s common stock held by the Company.
          7.6 Amendments to Merger Agreement.
               (a) Dish Material Adverse Effect. The parties hereto agree that in determining whether a Dish Material Adverse Effect has occurred under the Merger Agreement, actions or omissions undertaken in connection with (I) the Preferred Stock Issuance, (II) any covenant defeasance with respect to the Existing Notes and the indentures governing the Existing Notes or (III) the redemption of the Existing Notes will be deemed to be actions or omissions described in clause (v) of the definition of Dish Material Adverse Effect, and there shall be excluded any effect to the extent resulting from the following, either alone, or in combination with any matters described in any of clauses (i) through (ix) of the definition of Dish Material Adverse Effect: (a) any defeasance and/or satisfaction and/or discharge and/or redemption of or with respect to the Existing Notes or the indentures governing the Existing Notes, (b) the Preferred Stock Issuance, (c) any other transaction contemplated hereby or by the Purchaser Consent or (d) any Losses or Litigation or potential or threatened Losses or Litigation of any type suffered or incurred in connection with any defeasance and/or satisfaction and/or discharge and/or redemption of or with respect to the Existing Notes or the indentures governing the Existing Notes, the Preferred Stock Issuance or any other transaction contemplated hereby, by the Purchaser Consent or by Section 5.18 of the Merger Agreement.
               (b) Exhibit A-1 to Merger Agreement. Exhibit A-1 to the Merger Agreement is hereby amended and restated in its entirety to read as set forth on Exhibit D hereto.
               (c) Section 2.1(a) of Merger Agreement. Section 2.1(a) of the Merger Agreement is hereby amended and restated in its entirety as follows:
“Except as otherwise provided in Section 2.1(b) and Section 2.2, each share of Dish Common Stock outstanding immediately prior to the Effective Time (including, for the avoidance of doubt, (i) the 66,395 shares of Dish Common Stock subject to Dish Share Units outstanding under the Dish Director Stock Incentive Plan that shall be deliverable to the participants therein immediately prior to the Effective Time and (ii) each share of Dish Common Stock that the holders of the Unilever Warrant are entitled to receive upon exercise of the Unilever Warrant) shall be converted into the right to receive the Dish Per Share Merger Consideration. As of the Effective Time, all such shares of Dish Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Dish Per Share Merger Consideration.”
               (d) Section 2.1(c) of Merger Agreement. Section 2.1(c) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Dish Surviving Corporation and together with the Dish Preferred Stock, shall constitute the only outstanding shares of capital stock of the Dish Surviving Corporation.”
               (e) New Section 2.1(d) to Merger Agreement. New Section 2.1(d) is added to the Merger Agreement as follows:
“(d) Each share of Dish Preferred Stock outstanding immediately prior to the Effective Time shall remain outstanding, and no cash or other consideration shall be delivered in exchange therefor.”
               (f) Section 2.3(a) of Merger Agreement. Section 2.3(a) of the Merger Agreement is hereby amended by adding the following proviso to the end of such Section:
“; provided, further, that those Dish Share Units granted (i) as of March 17, 2011 to Erasmos Santos covering 14,706 shares of Dish Class B Stock and (ii) as of May 25, 2011 to Christopher Slusar covering 7,353 shares of Dish Class B Stock shall, in lieu of the foregoing, in each case instead be assumed by Soap and converted into deferred share units covering a number of shares of Soap Common Stock (rounded down to the nearest whole number) equal to the product of (x) the number of shares of Dish Class B Stock subject to each such grant of Dish Share Unit and (y) the Dish Exchange Ratio (such converted Dish Share Units, the “Converted DSUs”), which Converted DSUs shall be settled in cash, and shall otherwise continue to vest and be held, pursuant to the terms of the corresponding Dish Share Unit agreement under which the corresponding original Dish Share Units were granted.”
               (g) Section 2.3 of Merger Agreement. Section 2.3 of the Merger Agreement is hereby amended by adding after Section 2.3(b) thereof and before the final sentence in Section 2.3 of the Merger Agreement, the following new subsection (c) as follows:
“(c) Phantom Shares. Effective as of the Effective Time, those phantom shares set forth in Section 2.1(a) of the Dish Disclosure Letter shall be converted into a right to receive an amount in cash equal to the product of (x) the number of such phantom shares and (y) the Dish Per DSU Cash Merger Consideration, which cash payment shall be paid at such times, and subject to such conditions, as such phantom shares are otherwise subject pursuant to the Dish Trading (Shanghai) Co. Ltd. Phantom Stock Incentive Plan and any related grant agreement.”
               (h) Section 3.3(b) of Merger Agreement. Section 3.3(b) of the Merger Agreement is hereby amended and restated in its entirety as follows:
“Except as set forth in Section 3.3(a), the Dish Stockholders Agreement, the Dish Registration Rights Agreement and the Unilever Warrant, and except for any shares of Dish Preferred Stock issued to Soap or any Soap Subsidiary, there are no outstanding (i) shares of capital stock of or other voting or equity interests in Dish, (ii) securities of Dish convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in Dish, (iii)

options or other rights or agreements, commitments or understandings of any kind to acquire from Dish, or other obligations of Dish or any of the Dish Subsidiaries to issue, transfer or sell, any shares of capital stock of or other voting or equity interests in Dish or securities convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in Dish, (iv) voting trusts, proxies or other similar agreements or understandings to which Dish or any Dish Subsidiary is a party or by which Dish or any Dish Subsidiary is bound with respect to the voting of any shares of capital stock of or other voting or equity interests in Dish or any Dish Subsidiary or (v) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of or other voting or equity interests in Dish or any Dish Subsidiary (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Dish Securities”). Section 3.3(b) of the Dish Disclosure Letter lists, as of the date of this Agreement, each outstanding Dish Option, Dish SAR, Dish Share Unit and any other equity-based incentive compensation award, the holder thereof, the number of shares (or phantom shares) of Dish equity issuable or issued thereunder and, if applicable, the exercise price thereof.”
               (i) Section 9.1(a) of Merger Agreement.
                    (i) The definition for “Dish Share Equivalents” in Section 9.1(a) of the Merger Agreement is hereby amended and restated in its entirety as follows:
“ “Dish Share Equivalents” means the sum of (A) Dish Shares Outstanding plus (B) the number of shares (including phantom shares) of Dish Common Stock subject to Dish Share Units immediately prior to the Effective Time minus (C) the Converted DSUs.”
                    (ii) The definition for “Dish Total Value to Equityholders” in Section 9.1(a) of the Merger Agreement is hereby amended and restated in its entirety as follows:
“ “Dish Total Value to Equityholders” means the sum of (A) the Dish Equity Consideration plus (B) the Aggregate Option Exercise Price minus (C) the Dish Unvested Total Option Consideration minus (D) the Dish Total Converted DSU Consideration minus (E) the Dish Transaction Expenses.”
                    (iii) Section 9.1(a) of the Merger Agreement is hereby amended by adding after the definition of “Dish Surviving Corporation” a new definition as follows:
“ “Dish Total Converted DSU Consideration” means the product of (x) all Converted DSUs, multiplied by (y) the Dish Per Share Merger Consideration Value.”
     8. Miscellaneous.
          8.1 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of laws principles thereof to the extent the same would require the application of the laws of another jurisdiction.
          8.2 Jurisdiction. The parties agree that any Litigation seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or the Chancery Court of the State of Delaware, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Litigation and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Litigation in any such court or that any such Litigation brought in any such court has been brought in an inconvenient forum. Process in any such Litigation may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.9 hereof shall be deemed effective service of process on such party.
          8.3 Waiver of Trial by Jury. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
          8.4 Survival. The representations, warranties, covenants and agreements made herein shall survive the closing of the transactions contemplated hereby.
          8.5 Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment in violation of this Agreement will be void ab initio. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.
          8.6 Entire Agreement. This Agreement, the Merger Agreement and the Purchaser Consent, including the exhibits and schedules hereto and thereto, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter contained herein or therein.
          8.7 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any term, provision, covenant or restriction of this Agreement is determined by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon this determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.
          8.8 Amendment and Waiver. Subject to the provisions of applicable Law, any provision of this Agreement may be amended, modified, supplemented or waived by the parties only by a written instrument executed and delivered by, in the case of an amendment, each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver by any party of a breach or a default under any of the provisions of this Agreement shall be construed as a waiver of any other breach or default. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable laws.
          8.9 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered in accordance with Section 8.2 of the Merger Agreement.
          8.10 Expenses. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of the Agreement.
          8.11 Titles and Subtitles. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
          8.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
          8.13 Broker’s Fees. Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 8.13 being untrue.
          8.14 Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.
          8.15 Third Party Beneficiaries. Except for the rights conferred by Section 6.2 and Section 7.4 of this Agreement, with respect to which the Persons referred to in such sections shall be third party beneficiaries thereof, this Agreement is not intended to and shall not confer any rights, benefits or remedies upon any Person other than the parties hereto.
          8.16 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the parties hereto in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Company, on the one hand, and Purchaser, on the other hand, shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by the other (as applicable) and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the

State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at Law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.
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     In Witness Whereof, the parties hereto have executed this Series A Preferred Stock Purchase Agreement as of the date set forth in the first paragraph hereof.

COMPANY: Diversey Holdings, Inc.
Signature:	/s/ Scott D. Russell
	Print Name:	Scott D. Russell
	Title:	Executive Vice President, General Counsel

PURCHASER: Sealed Air Corporation
By:	/s/ Tod S. Christie
	Name:	Tod S. Christie
	Title:	Interim Chief Financial Officer

MERGER SUB: Solution Acquisition Corp.
By:	/s/ H. Katherine White
	Name:	H. Katherine White
	Title:	Vice President, General Counsel and Secretary